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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
                Solicitation/Recommendation Statement Pursuant to
            Section 14(d) (4) of the Securities Exchange Act of 1934

                            DATASTREAM SYSTEMS, INC.
                            (Name of Subject Company)

                            -------------------------

                            Datastream Systems, Inc.
                        (Name of Person Filing Statement)

                     Common Stock, $.01 par value per share
                              (including associated
                                     Junior
                          Participating Preferred Stock
                                Purchase Rights)
                        (Title of Classes of Securities)

                                    238124101
                      (CUSIP Number of Class of Securities)

                               -------------------

                               Larry G. Blackwell
                             Chief Executive Officer
                            Datastream Systems, Inc.
                               50 Datastream Plaza
                        Greenville, South Carolina 29605
                            Telephone: (864) 422-5001
                            Facsimile: (864) 422-5000
           (Name, Address and Telephone Number of Person authorized to
                 Receive Notices and Communications on Behalf of
                          the Person Filing Statement)

                                 With a copy to:

                             J. Vaughan Curtis, Esq.
                                Alston & Bird LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                             Atlanta, Georgia 30309
                            Telephone: (404) 881-7000
                            Facsimile: (404) 881-7777

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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                                  EXHIBIT INDEX

Exhibit 99.1               Press release dated January 8, 2002
Exhibit 99.2               Press release dated December 21, 2001